Media Contact:	Investor Relations Contact:
Kevin Komiega	Michael J. Melnyk, CFA
Commvault	Commvault
978-834-6898 kkomiega@commvault.com	732-865-0458 mmelnyk@commvault.com

Commvault Welcomes Shane Sanders
to its Board of Directors

TINTON FALLS, New Jersey – December 5, 2022 – Commvault, a global enterprise leader in data management across on-premises, cloud, and SaaS environments, today announced it has appointed Verizon veteran Shane Sanders to its Board of Directors. Sanders will also serve on the Audit Committee.

For more than 30 years, Sanders has driven transformative business initiatives and counseled executives and directors on matters including shareholder value creation, target setting, capital allocation, and enterprise risk management and compliance. Most recently as Verizon’s Senior Vice President, Business Excellence, Sanders completed a multi-year business transformation a year ahead of schedule. He earned his Master of Business Administration from Rockhurst University and Bachelor’s in Business Administration in Accounting from Oklahoma City University.

“Shane’s financial prowess and trusted counsel will enable us to extend the significant progress we’ve made over the past few years to continue our path to responsible growth and profitability,” said Nicholas Adamo, Chairman of the Board.

About Commvault
Commvault (NASDAQ: CVLT) is a global leader in cloud data protection. Our Intelligent Data Services help your organization do amazing things with your data by transforming how you protect, store, and use it. We provide a simple and unified Data Protection Platform that spans all your data – regardless of whether your legacy or modern workloads live on-premises, in the cloud, or spread across a hybrid environment. Commvault solutions are available through any combination of software subscriptions, integrated appliances, partner-managed, or Software as a Service via our Metallic portfolio. For over 25 years, more than 100,000 organizations have relied on Commvault to keep their data secure and ready to drive business growth. Learn more at www.Commvault.com or follow us @Commvault.